Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report dated February 21, 2006, except for Notes 3 and 7, as to which the date is August 3, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Owens Corning, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Toledo, Ohio

December 7, 2006